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                                                                      Exhibit 99



         APOGEE, INC. CHANGES ITS NAME TO INTEGRA, INC.; COMPANY'S STOCK SYMBOL TO BE CHANGED FROM APG TO IGR

         July 17, 1998 11:07 AM EDT

         KING OF PRUSSIA, Pa., July 17 /PRNewswire/ -- Apogee, Inc. (Amex: APG) announced today it has received approval from its Board of Directors and shareholders to change the name of the Company to Integra, Inc. (Amex: IGR). The vote occurred on July 15, 1998, at the Company's annual meeting of stockholders.

         The new name reflects the Company's previously announced decision to focus on its successful Integra behavioral managed care division. The sale of its outpatient behavioral group practices to PsychPartners, L.L.C., was completed in May 1998.

         "The Integra name is well established and respected within the behavioral health and science community for providing quality managed care services," said Lawrence M. Davies, President and Chief Operating Officer of Integra. "The change will more accurately demonstrate the Company's primary concentration in managed behavioral healthcare, and further the Company's repositioning activities."

         Effective Monday, July 20, the stock symbol for the Company will change from APG to IGR on the American Stock Exchange. The name change does not require current stockholders to surrender stock certificates. All new certificates issued will bear the Integra name.

         Integra, Inc., based in King of Prussia, Pennsylvania, provides managed behavioral health care services and offers full and shared risk arrangements to employers and managed care organizations to perform behavioral health services on a capitated, sub-capitated and case rate basis. In addition, the Company provides other behavioral health services including: employee assistance programs, third party clinical case management and claims adjudication. Integra currently provides services to over 900,000 covered lives.

         Matters discussed above contain forward-looking statements that are based on the Company's estimated assumptions and projections. Major factors which could cause results to differ materially from those expected by management include: the timing and nature of reimbursement charges, the nature of changes in laws and regulations that govern various aspects of the Company's business, new criteria adopted to determine medical necessity for behavioral health services, the outcome of post-payment reviews of the Company's billings to Medicare patients in long-term care facilities, including a review in the State of Florida by the Department of Justice, successful renegotiation of the Company's Credit Facility, changes in procedures by third party payors, pricing of managed care and other third party contracts, the number and productivity of clinicians, the direction and success of competitors, management retention and unanticipated market changes. The above should be read in conjunction with the Company's consolidated Financial Statement and notes


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                          Index to Exhibits at Page 4
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         thereto in its Form 10-K as well as the current Form 10-Q reports. The
         Company does not undertake any obligation to update the information contained herein, which speaks only as of this date. SOURCE: Integra, Inc.

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